Exhibit 10.1

Execution Version

TAX RECEIVABLE AGREEMENT AMENDMENT NO. 1

This Tax Receivable Agreement Amendment No. 1 (this “Amendment”) is entered into as of May 25, 2025, by and among E2open Parent Holdings, Inc., a Delaware corporation (the “Corporate Taxpayer”), E2open Holdings, LLC, a Delaware limited liability company (“OpCo”), certain TRA Parties Affiliated with Insight Venture Management, LLC (collectively, “Insight”), certain TRA Parties Affiliated with Elliott Investment Management L.P. (collectively, “Elliott”) and each other TRA Party signatory to this Amendment (together with Insight and Elliott, the “Signatory Members”).

RECITALS

WHEREAS, the Corporate Taxpayer, OpCo, the Signatory Members and certain other persons entered into that certain Tax Receivable Agreement, dated as of February 4, 2021 (the “TRA”);

WHEREAS, concurrently herewith, the Corporate Taxpayer, OpCo, WiseTech Global Limited, an Australian public company limited by shares (“Parent”), Emerald Parent Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Company Merger Sub”), and Emerald Holdings Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Holdings Merger Sub and together with Parent and Company Merger Sub, “Parent Parties”), are entering into that certain Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, modified or restated in accordance with the terms thereof, the “Merger Agreement”);

WHEREAS, the Signatory Members have determined that it is in the best interest of the TRA Parties to enter into this Amendment;

WHEREAS, pursuant to Section 7.6(b) of the TRA, the TRA may be amended if approved in writing by each of the Corporate Taxpayer (as determined by the TRA Disinterested Majority) and by the TRA Parties who would be entitled to receive at least 50% of the total amount of the Early Termination Payments payable to all TRA Parties under the TRA if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to this Amendment (excluding all payments made to any TRA Party pursuant to the TRA since the date of the most recent Exchange) (such TRA Parties, the “Majority TRA Parties”);

WHEREAS, the Signatory Members collectively constitute the Majority TRA Parties;

WHEREAS, the Corporate Taxpayer has approved the execution of this Amendment by the Corporate Taxpayer and OpCo and the performance by the Corporate Taxpayer and OpCo of this Amendment and the consummation by the Corporate Taxpayer and OpCo of the transactions contemplated hereby; and

WHEREAS, in connection with the consummation of the Mergers or any Acquisition Transaction (each as defined below), the Corporate Taxpayer, OpCo and the Signatory Members desire to amend the TRA as set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Corporate Taxpayer, OpCo and the Signatory Members hereby agree as follows:

1. Amendment of the TRA; Definitions; References. This Amendment shall be deemed an amendment to the TRA and shall become effective and binding upon each of the parties to the TRA in accordance with its terms when executed and delivered by the Corporate Taxpayer, OpCo and the Signatory Members. To the extent there is a conflict or inconsistency between the terms of this Amendment and the terms of the TRA, the terms of this Amendment will control. Unless otherwise specifically defined herein or as may otherwise be specified, each capitalized term used herein (including the preamble and recitals hereto) but not otherwise defined herein shall have the meaning assigned to such term in the TRA. Each reference in the TRA to “this Agreement”, “hereunder”, “hereby”, “hereof” or words of like import shall mean and be a reference to the TRA as amended and supplemented by this Amendment. Each reference in this Amendment to an “Alternative Acquisition Agreement” shall mean and be a reference to any Alternative Acquisition Agreement (as defined in the Merger Agreement) that the Corporate Taxpayer and/or OpCo may enter into concurrently with terminating the Merger Agreement (or any alternative Alternative Acquisition Agreement) pursuant to Section 8.1(g) of the Merger Agreement (or any similar provision in any Alternative Acquisition Agreement), including any alternative Alternative Acquisition Agreement to any Alternative Acquisition Agreement. Each reference in this Amendment to the “Mergers” shall mean and be a reference to the “Mergers,” as defined in the Merger Agreement, and shall include any similar such term(s) in any Alternative Acquisition Agreement. Each reference in this Amendment to the “Acquisition Transaction” shall mean and be a reference to an “Acquisition Transaction,” as defined in the Merger Agreement, that is consummated by the Corporate Taxpayer and OpCo pursuant to an Alternative Acquisition Agreement and shall include any similar such term(s) in any alternative Alternative Acquisition Agreement. Except as expressly modified by this Amendment, prior to the consummation of the Mergers (or any Acquisition Transaction), the TRA shall remain in full force and effect in accordance with its terms, including with respect to any of the Signatory Members’ or other TRA Party’s rights or benefits in connection with any Exchange.

2. Payment. Notwithstanding anything to the contrary in the TRA, the parties agree that (a) the Corporate Taxpayer shall make payment to each TRA Party listed on Annex A hereof after the consummation of the Mergers (or any Acquisition Transaction) equal to the amount reflected opposite such TRA Party’s name on Annex A of this Amendment under the heading “TRA Payment” (such payments, the “TRA Payments”), (b) the terms and conditions set forth in Section 5.1 of the TRA shall not be applicable to such payments after the consummation of the Mergers (or any Acquisition Transaction), and (c) the TRA Payments contemplated by this Section 2 shall be made without regard to any Offset Liabilities. For each TRA Party for whom the Corporate Taxpayer has (in its books and records or otherwise) or has received wire transfer or other instructions for payment prior to the consummation of the Mergers (or any Acquisition Transaction), the Corporate Taxpayer shall make such payment to such TRA Party on the date of or as promptly as practicable (and in any event within 1 Business Day) after the consummation of the Mergers (or any Acquisition Transaction). For each TRA Party for whom the Corporate Taxpayer receives wire transfer or other instructions for payment after the consummation of the Mergers (or any Acquisition Transaction), the Corporate Taxpayer shall make such payment to such TRA Party as promptly as practicable (and in any event within 5 Business Days) after the receipt by the Corporate Taxpayer of such wire transfer or other instructions for payment for such TRA Party. The Signatory Members agree that the payment obligations set forth in this Section 2 amend, replace, and supersede, in all respects the obligations (including any notice or other delivery obligations) set forth in Article III and Article IV of the TRA in respect of the Merger Agreement (or any Alternative Acquisition Agreement), the Mergers (or any Acquisition Transaction) or any Exchange, and none of the Corporate Taxpayer, OpCo or any other Person shall have any other payment obligations to any TRA Parties (in their capacity as such) pursuant to the TRA other than to the extent contemplated by Section 5.2 of the TRA solely with respect to the TRA Payments contemplated hereby (for the avoidance of doubt, the foregoing shall not limit the obligations pursuant to Sections 4 and 5 of this Amendment or Section 7.13 of the TRA). For the avoidance of doubt, the TRA Payments constitute the entire amount of the Early Termination Payments to which the TRA Parties are entitled to receive pursuant to Section 4.1(b) of the TRA and the parties are entering into this Amendment to memorialize the agreed calculations with respect to such payments. On behalf of all TRA Parties by way of this Amendment to the TRA, no TRA Party shall have any further right to payment as a result of this Amendment and the payment of the TRA Payment shall be in full satisfaction of any and all payment obligations of the Corporate Taxpayer or OpCo under the TRA, and this Amendment shall serve as a release of the Corporate Taxpayer and OpCo from any other obligation to make payments pursuant to the TRA other than to the extent contemplated by Section 5.2 of the TRA solely with respect to the TRA Payment contemplated hereby (for the avoidance of doubt, the foregoing shall not limit obligations pursuant to Sections 2, 4 and 5 of this Amendment). Upon the consummation of the Mergers (or any Acquisition Transaction) and the compliance by the Corporate Taxpayer with its obligations pursuant to this Section 2 to make the TRA Payments to the TRA Parties listed on Annex A, the TRA shall be terminated and no party thereunder shall have any further rights or obligations in connection therewith (except for Section 7.13 of the TRA which shall survive such termination solely with respect to Sections 4, 5 and 9 of this Amendment). For the avoidance of doubt, solely for tax purposes, the payments contemplated hereunder, other than any amounts required by law to be treated as imputed interest as reasonably determined by the Corporate Taxpayer, are intended to be treated as subject to Section 741 or Section 1001 of the Code, as applicable, and none of the Corporate Taxpayer, the Signatory Members, any of their respective Affiliates or any of the TRA Parties, will take a position for tax reporting purposes inconsistent therewith, except upon a “determination” within the meaning of Section 1313(a) of the Code (or comparable determination by an applicable taxing authority). For the avoidance of doubt, unless otherwise required by applicable law, any payments made to Elliott will be treated as additional Blocker Merger Consideration, as defined in the Business Combination Agreement dated as of October 14, 2020, by and among (i) CC Neuberger Principal Holdings I, a Cayman Islands exempted company, which domesticated as a Delaware corporation, (ii) Sonar Merger Sub I, LLC, a Delaware limited liability company, (iii) Sonar Merger Sub II, LLC, a Delaware limited liability company, (iv) Sonar Merger Sub III, LLC, a Delaware limited liability company, (v) Sonar Merger Sub IV, LLC, a Delaware limited liability company, (vi) Sonar Merger Sub V, LLC, a Delaware limited liability company, (vii) Sonar Merger Sub VI, LLC, a Delaware limited liability company, (viii) Insight (Cayman) IX Eagle Blocker, LLC, a Delaware limited liability company, (ix) Insight (Delaware) IX Eagle Blocker, LLC, a Delaware limited liability company, (x) Insight GBCF (Cayman) Eagle Blocker, LLC, a Delaware limited liability company, (xi) Insight GBCF (Delaware) Eagle Blocker, LLC, a Delaware limited liability company, (xii) Elliott Eagle JV LLC, a Delaware limited liability company, (xiii) PDI III E2open Blocker Corp., a Delaware corporation, (xiv) Sonar Company Merger Sub, LLC a Delaware limited liability company, (xv) E2open Holdings, LLC, a Delaware limited liability company, and (xvi) Insight Venture Partners, LLC, a Delaware limited liability company, solely in the capacity specified therein. For the avoidance of doubt, following the execution of this Amendment and until its termination pursuant to Section 3 of this Amendment, no payments shall be made in respect of the TRA by the Corporate Taxpayer other than the TRA Payments contemplated by Section 2 of this Amendment (provided, that, upon the termination of this Amendment without payment hereunder in the event of the termination of the Merger Agreement, the Corporate Taxpayer will pay or cause to be paid to the TRA Parties any payments which would have been required to have been paid following the date hereof but for this Amendment in accordance with the terms of the TRA (which shall be first due and payable promptly following such termination without interest thereon)).

3. Amendment Termination. This Amendment shall terminate and be of no force and effect (except for Sections 4 and 5, which shall survive such termination solely with respect to actions occurring prior to such termination) upon the termination of the Merger Agreement (or any Alternative Acquisition Agreement) pursuant to its terms; provided, however, that if the Merger Agreement (or any Alternative Acquisition Agreement) is terminated pursuant to Section 8.1(g) of the Merger Agreement (or any similar such provision in any Alternative Acquisition Agreement) in order for the Corporate Taxpayer to enter into an Alternative Acquisition Agreement (or any alternative Alternative Acquisition Agreement to any such Alternative Acquisition Agreement) to consummate an Acquisition Transaction concurrently with such termination, this Amendment shall not terminate and shall continue in full force and effect unless or until the termination of any such Alternative Acquisition Agreement (except for Sections 4 and 5, which shall survive such termination solely with respect to actions occurring prior to such termination). For the avoidance of doubt, the termination of this Amendment shall not by itself constitute a termination of the TRA. In the event that this Amendment is terminated in accordance with this Section 3, the TRA shall continue in full force and effect without giving effect to this Amendment. For the avoidance of doubt, this Amendment, including Section 6 hereof (except for Sections 4 and 5, which shall survive such termination solely with respect to actions occurring prior to such termination) shall be void ab initio upon termination of this Amendment.

4. Indemnification.

(a) The Corporate Taxpayer and OpCo acknowledge Section 7.13 of the TRA and agree that such section shall apply to, and not be limited by, this Amendment and the contemplated transactions. For clarity and without limiting the generality of the foregoing, the Corporate Taxpayer and OpCo acknowledge the reimbursement obligations in such section owed to the TRA Party Representative by the TRA Parties (including engaging attorneys, accountants, agents or consultants of the TRA Parties in connection with the TRA and paying any fees related thereto on behalf of the TRA Parties, subject to reimbursement by such TRA Parties). Subject to the terms set forth on Schedule I hereto, to the fullest extent permitted by law, the Corporate Taxpayer and OpCo (each an “Indemnifying Party”) shall, without duplication, indemnify and hold harmless the Signatory Members, any of their Affiliates, or any of the Signatory Members’ or their respective Affiliate’s directors, officers, employees or other agents (each a “Covered Person”) if any Covered Person is, or is threatened to be made, a party to or a participant in any Proceeding arising out or relating to the Signatory Members’ negotiation, execution and delivery of this Amendment and the transactions contemplated hereby (a “Claim”), against all Expenses, losses, liabilities and damages incurred by such Covered Person in connection with such Claim, including, without limitation, judgments or fines against any Covered Person and settlement amounts to the extent consented to in advance by the Corporate Taxpayer, paid or payable by a Covered Person with respect thereto; provided that the Corporate Taxpayer and OpCo shall not be obligated to indemnify and hold harmless any Covered Person in the event of any action or omission to the extent constituting, with respect to any Covered Person, gross negligence, willful misconduct or fraud, nor indemnify and hold harmless hereunder any

Covered Person in respect of a Proceeding between Covered Persons or by any equityholder, limited partner, manager or Affiliate of a Covered Person (for the avoidance of doubt, the Corporate Taxpayer and OpCo are not Affiliates of a Covered Person). “Proceeding” means any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or proceeding, whether of a civil, criminal, administrative or investigative nature, including any appeal therefrom, in which a Covered Person was, is or will be involved as a party, a potential party, a non-party witness or otherwise. “Expenses” include all reasonable, documented and actually incurred out-of-pocket attorneys’ fees, retainers, court costs, transcript costs, fees and costs of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also include (i) Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond or other appeal bond or their equivalent and (ii) subject to the limitations of Section 5, Expenses incurred by any Covered Person in connection with the enforcement or defense of such Covered Person’s rights under this Amendment. Expenses, however, shall not include amounts paid in settlement by any Covered Person or the amount of judgments or fines against any Covered Person. Notwithstanding anything to the contrary in this Amendment, in no event shall any Covered Person be entitled to recover punitive, special, consequential (other than to the extent reasonably foreseeable), exemplary or indirect damages pursuant to this Section 4.

(b) Any Covered Person against whom any Claim is asserted in writing will provide the Corporate Taxpayer with prompt written notice of any such Claim, setting forth such Claim in reasonable detail based on the facts then known by the Covered Person, together with a copy of all papers served with respect to that Claim (if any). The failure to provide prompt notice of a Claim under this Amendment shall not affect the Indemnifying Party’s obligations under this Section 4, except to the extent the Indemnifying Party is materially prejudiced by such failure to provide prompt notice.

(c) In the event the Corporate Taxpayer and OpCo may be obligated to make any indemnity in connection with a Proceeding, the Corporate Taxpayer shall be entitled to assume the defense of such Proceeding by the Corporate Taxpayer’s own counsel, upon the delivery to such Covered Person of written notice of its election to do so. After delivery of such notice, the Corporate Taxpayer will not be liable to such Covered Person for any fees or expenses of counsel subsequently incurred by such Covered Person with respect to the same Proceeding. Notwithstanding the foregoing, the Corporate Taxpayer shall not be entitled to assume the defense of any Proceeding (and shall be liable for the fees and expenses of counsel incurred by the Covered Person in defending such Proceeding, subject to the terms set forth on Schedule I hereto) if it is reasonably likely that the Expenses, losses, liabilities and damages incurred by the Covered Person in connection therewith (including, without limitation, judgments or fines against any Covered Person and any settlement amounts paid or payable with respect thereto) would exceed the indemnification obligations of the Indemnifying Parties under this Section 4 of this Amendment and/or the expense advancement obligations under Section 5 of this Amendment by reason of the terms set forth on Schedule I hereto. Notwithstanding the Corporate Taxpayer’s assumption of the defense of any such Proceeding, the Corporate Taxpayer shall be obligated to pay the fees and expenses of such Covered Person’s separate counsel to the extent (i) the employment of separate counsel by such Covered Person is authorized in writing by the Corporate Taxpayer, (ii) counsel for the Corporate Taxpayer or such Covered Person shall have reasonably concluded that there is a conflict of interest between the Corporate Taxpayer and such Covered Person in the conduct of any such defense such that Covered Person needs to be separately represented, (iii) the Corporate Taxpayer is not financially or legally able to perform its indemnification obligations, or (iv) the Corporate Taxpayer shall not have retained, or shall not continue to retain, counsel to defend such Proceeding. Regardless of any provision in this Agreement, a Covered Person shall have the right to employ counsel in any Proceeding at a Covered Person’s personal expense.

(d) A Covered Person shall give the Corporate Taxpayer such information and cooperation in connection with the Proceeding as may be necessary or reasonably requested.

(e) The Corporate Taxpayer shall not be liable to indemnify a Covered Person for any settlement of any Proceeding (or any part thereof) without the Corporate Taxpayer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(f) The Corporate Taxpayer shall not settle any Proceeding (or any part thereof) in a manner that imposes any penalty or liability on a Covered Person without such Covered Person’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

5. Advancement of Expenses. Subject to the terms set forth on Schedule I hereto, Corporate Taxpayer shall advance the Expenses incurred by a Covered Person in connection with any Proceeding prior to its final disposition, and such advancement shall be made as soon as reasonably practicable, but in any event no later than 90 days, after the receipt by the Corporate Taxpayer of a written statement or statements requesting such advances from time to time (which shall include invoices received by such Covered Person in connection with such Expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditure made that would cause any Covered Person to waive any privilege accorded by applicable law shall not be included with the invoice). Advances shall be unsecured and interest free and made without regard to Covered Person’s ability to repay such advances. Each Covered Person hereby undertakes to repay any advance to the extent that it is ultimately determined that such Covered Person is not entitled (i) to be indemnified by the Corporate Taxpayer and OpCo; or (ii) in the case of Section 4(a)(ii), to the rights asserted in the enforcement or defense, and no other form of undertaking shall be required other than the execution of this Amendment. This Section 5 shall not apply to the extent advancement is prohibited by law and shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is not available under this Amendment to the extent of any Covered Person having engaged in fraud, gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction.

6. Release. Each Signatory Member, on behalf of itself and its Affiliates and their respective successors and assigns, hereby (i) agrees that the payment by the Corporate Taxpayer of the TRA Payments is in full satisfaction of any and all payment obligations of the Corporate Taxpayer or OpCo under the TRA, and releases the Corporate Taxpayer and OpCo from any other obligation to make payments pursuant to the TRA other than to the extent contemplated by Section 5.2 of the TRA solely with respect to the TRA Payments contemplated hereby (for the avoidance of doubt, the foregoing shall not limit obligations pursuant to Sections 2, 4 and 5 of this Amendment or Section 7.13 of the TRA) and (ii) irrevocably waives, acquits, remises, discharges and forever releases each of the Corporate Taxpayer, OpCo and each of their respective Affiliates (collectively, the “Corporation Released Parties”) and each Covered Person from and against any and all liabilities and obligations of any kind or nature whatsoever arising with respect to the TRA or this Amendment other than with respect to the TRA Payments and to the extent contemplated by Section 5.2 of the TRA solely with respect to the TRA Payments contemplated hereby (for the avoidance of doubt, the foregoing shall not limit obligations pursuant to Sections 2, 4 and 5 of this Amendment or Section 7.13 of the TRA), whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any applicable law, contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral or otherwise at law or in equity, and each of the Signatory Members, on behalf of itself and its Affiliates and their respective successors and assigns, further covenants that it shall not institute or participate in any administrative proceeding, suit or action, at law or in equity, against any Corporation Released Party or any Covered Person by reason of any Claim released in this Section 4. It is understood and agreed that the Corporation Released Parties may plead and invoke the releases provided in this Amendment as a defense to any Claims released in this Section 6 brought by the Signatory Members. Each Signatory Member, on behalf of itself and its Affiliates and their respective successors and assigns, expressly waives and releases any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any similar law), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

7. Transfers. Each Signatory Member agrees that, notwithstanding anything to the contrary in the TRA, prior to a valid termination of the Merger Agreement in accordance with the terms thereof, no Signatory Member may effect an Exchange or Transfer of any of its rights or obligations under the TRA held by a TRA Party to any Person.

8. Representations and Warranties of the Corporate Taxpayer and OpCo. The Corporate Taxpayer and OpCo represent and warrant to the Signatory Members that the execution and delivery by the Corporate Taxpayer and OpCo of this Amendment have been duly and validly authorized by all necessary corporation action on the on the part of the Corporate Taxpayer and all necessary limited liability company action on the part of OpCo. This Amendment has been duly and validly executed and delivered by each of the Corporate Taxpayer and OpCo and constitutes a valid and binding obligation of such each of the Corporate Taxpayer and OpCo, as applicable, enforceable against the Corporate Taxpayer and OpCo in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

9. Representations and Warranties of the Signatory Members. Each Signatory Member, severally and not jointly, represents and warrants to the Corporate Taxpayer and OpCo that the execution and delivery by such Signatory Member of this Amendment have been duly and validly authorized by all necessary organizational action on the part of such Signatory Member. This Amendment has been duly and validly executed and delivered by each of the Signatory Members and constitutes a valid and binding obligation of such each of Signatory Member, enforceable against such Signatory Member in accordance with its terms except as such enforcement may be limited by by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

10. Survival. The representations and warranties of the Corporate Taxpayer, OpCo and the Signatory Members contained in or made pursuant to this Amendment shall survive the execution and delivery of this Amendment.

11. Tax Matters.

(a) Following the Closing, Parent shall cause OpCo to, at its expense, prepare or cause to be prepared and file or cause to be filed any Tax Returns (as defined in the Merger Agreement or any Alternative Acquisition Agreement) required to be filed by it for any taxable period beginning on or before the Closing Date (such period, a “Pre-Closing Tax Period”) to the extent that (i) OpCo is treated as a pass-through entity for purposes of such Tax Return and (ii) the results of operations reflected on such Tax Returns are also reflected on the Tax Returns of the beneficial owners of OpCo (such Tax Return, an “OpCo Pre-Closing Tax Return”). All Pre-Closing Tax Returns of OpCo shall be prepared, and any positions and elections relating thereto made, in a manner consistent with the prior practice of OpCo, except as otherwise required by law.

(b) Following the Closing, except as may otherwise be required by law, the Corporate Taxpayer and its Subsidiaries shall not, without the prior written consent of the TRA Party Representative (not to be unreasonably withheld, conditioned or delayed) (i) file an amended Pre-Closing Tax Return with respect to OpCo for any Pre-Closing Tax Period, (ii) change any method of accounting for OpCo with respect to a Pre-Closing Tax Period that would require OpCo to file an amended Pre-Closing Tax Return or (iii) make any income tax election with retroactive effect to a Pre-Closing Tax Period that would require OpCo to file an amended Pre-Closing Tax Return, in each case, if such action would reasonably be expected to result in a disproportionate and material adverse impact on any of the TRA Parties (other than the Corporate Taxpayer and its Subsidiaries) relative to the Corporate Taxpayer and its Subsidiaries. Notwithstanding anything herein to the contrary or any organizational document of Opco to the contrary, no “push out” election under Section 6226 of the Code (or any corresponding election under state or local applicable Law) with respect to any Pre-Closing Tax Period shall be made or caused to be made in respect of Opco or any of its Subsidiaries.

(c) The consideration (including amounts treated as consideration for U.S. federal income Tax purposes) payable to the Members in respect of their Units (as defined in the LLC Agreement) in OpCo pursuant to the Merger Agreement shall be allocated among the assets of OpCo in accordance with the method set forth in Section 6.17 of the Company Disclosure Letter (the “Purchase Price Allocation Method”). Within ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Member Representative (as such term is defined in the Merger Agreement) for its review a draft allocation statement (the “Allocation Statement”), which shall include a description of the amount of consideration allocated to property described in the Purchase Price Allocation Method, and Parent shall consider in good faith any reasonable comments to the Allocation Statement received from the Member Representative within thirty (30) days of receipt thereof. The parties (i) shall file or cause to be filed all Tax Returns in a manner consistent with the final Allocation Statement and (ii) shall not take any position for Tax purposes that is inconsistent with the final Allocation Statement, except, in each case, as required by applicable law.

(d) The Corporate Taxpayer and its Subsidiaries shall not cause OpCo to elect to be classified as a corporation for U.S. federal income Tax purposes effective prior to the date of the Closing.

12. Notices. All notices, demands and other communications to be given or delivered under this Amendment shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following delivery by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 12, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Person to receive such notice:

If to the Corporate Taxpayer or to OpCo (prior to the Mergers), to:

E2open Parent Holdings, Inc.

14135 Midway Road, Suite G300

Addison, Texas

Attn: General Counsel

Email: generalcounsel@e2open.com

with a copy (which shall not constitute notice to the Corporate Taxpayer or OpCo) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:   Daniel Wolf, P.C.

     Lauren M. Colasacco, P.C.

Email:  daniel.wolf@kirkland.com

     lauren.colasacco@kirkland.com

If to the Corporate Taxpayer or to OpCo (following to the Mergers), to:

E2open Parent Holdings, Inc.

14135 Midway Road, Suite G300

Addison, Texas

Attn: General Counsel

Email: generalcounsel@e2open.com

with a copy (which shall not constitute notice to the Corporate Taxpayer or OpCo) to:

WiseTech Global Limited

25 Bourke Road,

Alexandria NSW 2015

Attn:   Company Secretary

Email:  company.secretary@wisetechglobal.com

and

Cravath, Swaine & Moore LLP

Two Manhattan West, 375 Ninth Avenue

New York, NY 10001

Attn:   George F. Schoen

     G.J. Ligelis Jr.

Email:  GSchoen@cravath.com

     GLigelisJr@cravath.com

If to Insight, to:

c/o Insight Partners

1114 Avenue of the Americas, 36th Floor

New York, NY 10036

Attention: Andrew Prodromos

Email: legalnotices@insightpartners.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

Attention: Morgan Elwyn, Esq.

Email:  melwyn@willkie.com

If to Elliott, to:

c/o Elliott Investment Management L.P.

360 S. Rosemary Ave., 18th Floor

West Palm Beach, FL 33401

Attention: [•]

Email: [•]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Richard J. Birns

        Kristen P. Poole

Email:  rbirns@gibsondunn.com

     kpoole@gibsondunn.com

If to the other TRA Parties:

To the current addresses on file in OpCo’s books and records, with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

Attention: Morgan Elwyn, Esq.

Email:  melwyn@willkie.com

To the Persons signing acknowledgments, at the address or e-mail address set forth in the books and records of the Corporate Taxpayer.

Any Person may change its address or e-mail address by giving the TRA Party Representative, the Corporate Taxpayer and OpCo written notice thereof in the manner set forth above.

13. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Amendment by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Amendment.

14. Entire Agreement; Third Party Beneficiaries. The TRA and this Amendment constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties to the TRA with respect to the subject matter hereof. This Amendment shall be binding upon and inure solely to the benefit of the parties to the TRA and their respective successors and permitted assigns, and nothing in this Amendment, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Amendment; provided that the Parent shall be an express third party beneficiary of this Amendment and this Amendment is enforceable by Parent in all respects.

15. Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

16. Severability. If any provision of this Amendment is determined to be invalid, illegal or unenforceable by any governmental entity, all other provisions of this Amendment shall nevertheless remain in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

16. Assignment; Amendments; Successors; Waiver.

(a) No party to the TRA may assign any of its rights or obligations under this Amendment to any Person (other than the Corporate Taxpayer to any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer) without the prior written consent of the Corporate Taxpayer, OpCo and the Majority TRA Parties (and any purported assignment without such consent shall be null and void).

(b) Prior to the Mergers, no provision of this Amendment may be amended unless such amendment is approved in writing by the Corporate Taxpayer and the Majority TRA Parties, in which case such amendment shall be permitted. No provision of this Amendment may be waived unless such waiver is in writing and signed by the Person against whom the waiver is to be effective. Notwithstanding the foregoing, (i) prior to a valid termination of the Merger Agreement in accordance with the terms thereof, no provision of this Amendment or the TRA may be amended, modified or waived unless such amendment, modification or waiver is approved in writing by the Parent, in which case such amendment shall be permitted and (ii) from and after the Mergers, no provision of this Amendment or the TRA may be amended, modified or waived unless such amendment, modification or waiver is approved in writing by the Majority TRA Parties and the Corporate Taxpayer, in which case such amendment shall be permitted.

(c) The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Amendment in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

(d) No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Amendment, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

17. Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience of reference only and are not to be considered in construing this Amendment.

18. Waiver of Jury Trial; Jurisdiction. The provisions of Sections 7.8 (Waiver of Jury Trial; Jurisdiction) of the TRA are incorporated herein by reference, mutatis mutandis, and shall be binding upon the parties hereto.

[Signature Page Follows]

IN WITNESS THEREOF, the undersigned have executed this Amendment as of the day and year first above written.

E2OPEN PARENT HOLDINGS, INC.
a Delaware corporation

By:	/s/ Susan E. Bennett
Name:	Susan E. Bennett
Title:	Chief Legal Officer & Secretary

E2OPEN HOLDINGS, LLC
a Delaware limited liability company

By:	E2open Parent Holdings, Inc., a Delaware corporation

By:	/s/ Susan E. Bennett
Name:	Susan E. Bennett
Title:	Chief Legal Officer & Secretary

INSIGHT

Insight E2open Aggregator, LLC
a Delaware limited liability company

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Signatory

Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P.

By: Insight Venture Associates Growth-Buyout Coinvestment, L.P., its general partner

By: Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Signatory

Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P.

By: Insight Venture Associates Growth-Buyout Coinvestment, L.P., its general partner

By: Insight Venture Associates Growth-Buyout Coinvestment, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Signatory

Insight Venture Partners (Cayman) IX, L.P.

By: Insight Venture Associates IX, L.P., its general partner

By: Insight Venture Associates IX, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Signatory

Insight Venture Partners (Delaware) IX, L.P.

By: Insight Venture Associates IX, L.P., its general partner

By: Insight Venture Associates IX, Ltd., its general partner

By:	/s/ Andrew Prodromos
Name:	Andrew Prodromos
Title:	Authorized Signatory

ELLIOTT

Helios Associates, LLC

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

Sesame Investment LP
By: By:	Middleton Investments Limited, as general partner Elliott Investment Management L.P., as investment manager

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

/s/ Adam Berger
Adam Berger

/s/ Tim Ivan Maudlin
Tim Ivan Maudlin

Timothy I. Maudlin 2021 Family Trust

By:	/s/ Tim Ivan Maudlin
Name:	Tim Ivan Maudlin
Title:	Authorized Signatory

Annex A

[Omitted]

Schedule I

[Omitted]